Exhibit 24(b)8(h)

JUNE 12, 2020

Fidelity Distributors Company LLC

500 Salem St.

Smithfield, RI 02917

Attention: Intermediary Contracts

Re: Service	Contract Payments

Ladies and Gentlemen:

We desire to pay all fees that we may receive under our Service Contract with you dated June 12th, 2020, to our affiliate, Thrivent Financial for Lutherans. For our internal administrative convenience, we hereby request that you direct payment of all future fees due to us under the Service Contract to Thrivent Financial for Lutherans on our behalf. Such payments may be made as follows:

ACH Bank Information

Bank Name: JP Morgan Chase

Account number: _____________

Account name: Thrivent Financial

We acknowledge and agree that your payments to Thrivent Financial for Lutherans on our behalf in this manner will discharge your obligations to us under the Service Contract, and agree to release you and hold you harmless from any claims for payment under the Service Contract to the extent of such payments. We will of course continue to be responsible to perform all services and obligations which we are required to perform under the Service Contract, and will continue to assure that all services will be performed by appropriately licensed persons.

For our records, please acknowledge receipt of this letter by signing the accompanying copy in the space indicated below and returning it to us.

Sincerely,

THRIVENT INVESTMENT MANAGEMENT, INC.

By:
Name:	David J. Kloster
Title:	Director and Vice President

Receipt Acknowledged:

FIDELITY DISTRIBUTORS COMPANY LLC

By:
Name:
Title: